REQUISITION OF A SHAREHOLDERS MEETING FOR
KINGSWAY FINANCIAL SERVICES INC.

TO: **KINGSWAY FINANCIAL SERVICES INC.**
7120 Hurontario Street, Suite 800
Mississauga ON L5W 0A9

AND TO: **THE DIRECTORS THEREOF**

The undersigned registered and beneficial shareholders of 4,975,000 common shares in the capital of Kingsway Financial Services Inc. (the "**Corporation**") representing approximately 9.03% of the issued shares of the Corporation hereby requisitions the board of directors of the Corporation (the "**Board**"), pursuant to Section 105 of the *Business Corporations Act* (Ontario), to call a meeting of shareholders (the "**Meeting**") to be held as soon as possible for the following purposes:

1. to remove two members of the Board of the Corporation to be named later;
2. to reduce the number of directors serving on the Board from 10 to 8;
3. to approve a resolution authorizing the elimination of all fees paid to current and former members of the Board in respect of the attendance by such members of any meeting of the board of directors of a subsidiary or affiliate of the Corporation; and
4. to transact such other business as may properly come before the Meeting, and any postponements or adjournments thereof.

DATED this 29th day of January, 2009.

STILWELL VALUE PARTNERS III, L.P.

By: STILWELL VALUE LLC
General Partner

By: Joseph Stilwell
Name: Joseph Stilwell
Title: Managing and Sole Member

STILWELL ASSOCIATES, L.P.

By: STILWELL VALUE LLC
General Partner

By: [signature]
Name: Joseph Stilwell
Title: Managing and Sole Member

STILWELL VALUE LLC

By: [signature]
Name: Joseph Stilwell
Title: Managing and Sole Member

JOSEPH STILWELL

[signature]
Joseph Stilwell